10172 Linn Station Road
Louisville, Kentucky 40223

LETTER TO STOCKHOLDERS DATED JUNE 7, 2010

Dear NTS Mortgage Income Fund Stockholders:

We are writing to provide an update on the status of the Fund’s activities since our last report on January 15, 2010.

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2009

Enclosed are unaudited financial statements for the period ended December 31, 2009 prepared on the liquidation basis under Generally Accepted Accounting Principles.  As reflected on the enclosed financial statements at December 31, 2009 the Fund’s net assets in liquidation totaled $1,042,277 or $0.33 per share.

The Fund engaged the accounting firm of BKD, LLP to perform specific agreed upon procedures on the books and records of the Fund as of December 31, 2009.  BKD’s report is not an audit.  The Board of Directors engaged BKD to perform the same procedures which were previously performed for the six months ended June 30, 2009 and had two additional procedures performed for the period ended December 31, 2009.  BKD noted no material exceptions or irregularities in the performance of the procedures the Board directed BKD to perform for the six months ended December 31, 2009.

For a complete understanding of the Fund’s financial condition, operating results and accounting practices, we strongly encourage you to review the enclosed financial statements and accompanying notes in their entirety.  This letter is not a substitute for such a review.

FAWN LAKE DEVELOPMENT

Lot sales continue to be constrained at Fawn Lake and sales inquiries are also limited.  Fawn Lake sold 10 lots during calendar 2009 for approximately $3 million.  Fawn Lake has sold 4 lots during the first four months of 2010 for approximately $700,000.  There are no unclosed or contracted sales for new lots as of the date of this letter.  The level of sales through April 2010 was insufficient to cover the costs of operating the Fund during that period.

Management and the Board of Directors continue to closely monitor the sales activity at Fawn Lake and are evaluating a number of potential alternatives to maximize the value of the development and the potential return to stockholders consistent with the Fund’s Plan of Liquidation.

FUNDING ISSUES

The current economic environment continues to make it difficult to obtain letters of credit or surety bonds, which may adversely affect the Fund’s ability to continue development of the remaining undeveloped land at Fawn Lake.  The current covenants under the Fund’s mortgage loan for Fawn Lake with PNC Bank (formerly National City Bank) requires significant pay downs from each lot sale, leaving little working capital to operate the remainder of the Fund’s business.  The Fund is attempting to modify the loan but the lending environment for residential development property is very challenging and the ability to renegotiate the terms and conditions of this debt may not exist.  Currently this loan is due on September 1, 2010.

The Fund has negotiated a letter (the “Deferral/Advancements Letter”) with NTS Development Company and Residential Management Company (“NTS”) obtaining NTS’ agreement to defer payment of amounts due them from the Fund, and to make advances to cover shortfalls for expenses of the Fund through June 30, 2010, excluding the principal repayments due to PNC Bank.  In exchange, NTS and its affiliates required the Fund and its subsidiaries to execute promissory notes evidencing the obligation to repay the deferred amounts and the advances owed as of May 10, 2010.  These advances total approximately $4,900,627, and are now due on June 30, 2010.  It is unlikely the Fund will generate sufficient revenue to repay the promissory notes in full when due.  The Fund intends to seek an extension or renegotiation of the unpaid balances on the promissory notes prior to their maturity.  There can be no assurance, however, that an extension or renegotiation of any of the promissory notes will be achieved prior to their maturity, or at all.

SERVICES AGREEMENT

The Fund extended the Services and Development Agreement (the “Services Agreement”) with Residential Management until June 30, 2010.  Under the Services Agreement, Residential Management provides day-to-day management services for the Fund.

The Fund will continue to disclose material events and information by filing current reports on Form 8-K with the Securities and Exchange Commission (“SEC”) as appropriate.  The Fund anticipates that it will also continue to provide periodic informational reports to stockholders in the form of letters like this, and that these informational reports will be disclosed to the public through Form 8-K filings with the SEC as appropriate or on our website.  Unless events warrant, at this time, we do not anticipate a further report to stockholders to be issued until the third quarter of 2010, which is likely to include the Fund’s mid-year financial statements.

Further information about the Fund, including previously filed quarterly and annual reports, can be obtained free of charge on our website at www.ntsdevelopment.com.  If you have further questions, you may also contact our Investor Services Department at 1-800-928-1492.

Very truly yours,

NTS Mortgage Income Board of Directors

Some of the statements included in this letter should be considered “forward-looking statements” because the statements relate to matters which have not yet occurred.  For example, phrases such as “we anticipate,” “believe,” or “expect” indicate that it is possible that the event anticipated, believed or expected may not occur.  If these events do not occur, the result which we expected also may, or may not, occur in a different manner, which may be more or less favorable.  We do not undertake any obligation to update these forward-looking statements.  Any forward-looking statements included in this letter reflect our best judgment based on known factors, but involve risk and uncertainties.  Actual results could differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including but not limited to those described in our filings with the Securities and Exchange Commission.  Any forward-looking information provided by us pursuant to the safe harbor established by the private Securities Act of 1995 should be evaluated in the context of the factors.

2

NTS MORTGAGE INCOME FUND

UNAUDITED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2009 AND 2008
AND FOR THE YEARS ENDED
DECEMBER 31, 2009, 2008 and 2007

DATE OF ISSUANCE: May 7, 2010

NTS Mortgage Income Fund

UNAUDITED FINANCIAL STATEMENTS

NTS Mortgage Income Fund
Consolidated Statements of Net Assets in Liquidation
As of December 31, 2009 and 2008
(UNAUDITED)

	2009	2008
ASSETS:
Real estate assets under development	$10,377,650	$11,225,679
Country Club	863,655	1,209,353
Investment in unconsolidated affiliate	1,744,916	2,584,867

Total real estate and investments	12,986,221	15,019,899
Cash and equivalents	123,229	40,552
Cash and equivalents - restricted	1,645,250	-
Accounts receivable	290,493	306,800
Notes receivable	219,141	216,031
Property and equipment	4,492	4,492
Other assets	205,207	86,979

Total assets	15,474,033	15,674,753

LIABILITIES AND NET ASSETS IN LIQUIDATION:
Mortgage and notes payable	6,281,328	5,841,133
Notes payable due to affiliate	4,095,528	870,100
Accounts payable and accrued expenses	823,266	659,915
Accounts payable and accrued expenses due to affiliates	308,407	3,526,327
Other liabilities	375,865	255,463
Reserve for estimated costs during liquidation period	2,547,362	4,003,649

Total liabilities	14,431,756	15,156,587

COMMITMENTS AND CONTINGENCIES (NOTE 9)

NET ASSETS IN LIQUIDATION	$1,042,277	$518,166

The accompanying notes to consolidated financial statements are an integral part of these statements.

NTS Mortgage Income Fund
Consolidated Statements of Changes in Net Assets in Liquidation
For the years ended  December 31, 2009 and 2008
(UNAUDITED)

		2009	2008
Stockholders’ deficit – December 31, 2008 (Going Concern Basis)	$		$(4,015,837)
Adjustments relating to adoption of liquidation basis of accounting:
Adjustment of real estate and other assets to net realizable value, net of liabilities			8,537,652
Accrual of estimated costs of liquidation and termination			(4,003,649)

Net assets in liquidation – beginning of period		518,166
Operating activities of real estate assets under development		706,439
Adjustments of real estate and other assets to net realizable value, net of liabilities		(182,328)
Net assets in liquidation – end of period		$1,042,277	$518,166

The accompanying notes to consolidated financial statements are an integral part of these statements.

NTS Mortgage Income Fund
Consolidated Statements of Operations
 For the Years Ended December 31, 2008  and 2007
(Going Concern Basis)
(UNAUDITED)

	2008	2007
REVENUE:
Lot sales, net of discounts	$4,524,092	$3,050,049
Cost of sales	(2,576,505)	(1,819,431)

Gross profit	1,947,587	1,230,618

Country Club revenue	2,129,048	2,047,387

Total revenues	4,076,635	3,278,005

EXPENSES:
Impairment charge – inventory (Note 1)	17,814,273	-
Impairment charge – property and equipment (Note 1)	2,608,717	-
Selling, general and administrative - affiliates	1,365,233	1,268,757
Selling, general and administrative	1,344,218	1,746,108
Interest expense	14,426	3,582
Other taxes and licenses	53,580	67,599
Depreciation and amortization	155,369	202,467
Country Club operations	2,687,555	2,676,212

Total operating expenses	26,043,371	5,964,725

Loss before other income and income taxes	(21,966,736)	(2,686,720)
Other income	533,904	116,314
(Loss) income from investments in unconsolidated affiliate	(171,224)	176,587

Loss before income taxes	(21,604,056)	(2,393,819)

Income taxes	-	-

NET LOSS	$(21,604,056)	$(2,393,819)

NET LOSS PER SHARE OF COMMON STOCK	$(6.78)	$(0.75)

Weighted average number of shares	3,187,328	3,187,328

The accompanying notes to consolidated financial statements are an integral part of these statements.

NTS Mortgage Income Fund
Consolidated Statements of Stockholders’ Deficit
For the Years Ended December 31, 2008 and 2007
(Going Concern Basis)
(UNAUDITED)

	Common Stock Shares	Common Stock Amount	Additional Paid In Capital	Accumulated Deficit	Total
STOCKHOLDERS’ (DEFICIT):

Balances on January 1, 2007	3,187,328	$3,187	$54,163,354	$(34,184,503)	$19,982,038

Net loss	-	-	-	(2,393,819)	(2,393,819)

Balances on December 31, 2007	3,187,328	3,187	54,163,354	(36,578,322)	17,588,219

Net loss	-	-	-	(21,604,056)	(21,604,056)

Balances on December 31, 2008	3,187,328	$3,187	$54,163,354	$(58,182,378)	$(4,015,837)

The accompanying notes to consolidated financial statements are an integral part of these statements.

NTS Mortgage Income Fund
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2009, 2008 and 2007
(Liquidation and Going Concern Basis)
(UNAUDITED)

	2009	2008	2007
	Liquidation Basis	Going Concern	Going Concern
CASH FLOWS FROM OPERATING ACTIVITIES:
Change in net assets in liquidation from:
Operating activities of real estate assets under development	$706,439	$-	$-

Net loss	-	(21,604,056)	(2,393,819)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	-	155,369	202,467
(Income) loss from investment in unconsolidated affiliate	(214,032)	171,224	(176,587)
Cash distribution from unconsolidated affiliate	642,664	-	400,000
Impairment charge – inventory	-	17,814,273	-
Impairment charge – property and equipment	-	2,608,717	-
Changes in assets and liabilities:
Accounts receivable	(18,713)	97,272	48,046
Notes receivable	8,546	(253,389)	421,414
Inventory	109,022	1,101,194	(729,732)
Accounts payable and accrued expenses	163,351	(381,410)	(1,151,850)
Other liabilities	120,404	(130,750)	(111,319)
Other assets	(127,006)	53,744	29,520

Net cash provided by operating activities	1,390,675	(367,812)	(3,461,860)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(13,472)	(851,275)
Capital contribution to unconsolidated affiliate	(102,450)	(79,000)	-

Cash used in investing activities	(102,450)	(92,472)	(851,275)

CASH FLOWS FROM FINANCING ACTIVITIES:
Accounts payable and accrued expenses due to affiliates	(3,217,920)	(1,185,255)	(226,961)
Proceeds from mortgage and notes payable	682,688	1,837,037	4,515,000
Proceeds from notes payable due to affiliate	7,099,793	980,100	-
Payments on mortgage and notes payable	(250,494)	(1,529,932)	(287,266)
Payments on notes payable due to affiliate	(3,874,365)	(110,000)	-

Net cash used in financing activities	439,702	(8,050)	4,000,773

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	1,727,927	(468,334)	(312,362)

CASH AND EQUIVALENTS, beginning of year	40,552	508,886	821,248

CASH AND EQUIVALENTS, end of year	$1,768,479	$40,552	$508,886

The accompanying notes to consolidated financial statements are an integral part of these statements.

NTS Mortgage Income Fund
Notes to Consolidated Financial Statements - Liquidation Basis
(UNAUDITED)

Note 1 - Organization and Significant Accounting Policies

A)	Organization

NTS Mortgage Income Fund (the “Fund”), a Delaware corporation, was formed on September 26, 1988.  The Fund operated as a real estate investment trust under the Internal Revenue Code of 1986 (the “Code”), as amended, from its inception through December 31, 1996.  The Fund began operating as a “C” corporation under the Code for tax purposes effective January 1, 1997.  NTS Corporation (the “Sponsor”) is the sponsor of the Fund.  NTS Advisory Corporation (the “Advisor”) is the advisor to the Fund and NTS Residential Management Company and its successor under assignment, Residential Management Company, (“NTS Management”), are the managers of the Fund’s properties.  The Advisor and NTS Management are affiliates of and are under common control with NTS Corporation.  The terms “we,” “us” or “our,” as the context requires, may refer to the Fund or its interests in its properties and joint venture.

Our wholly-owned subsidiaries include NTS/Lake Forest II Residential Corporation (“NTS/LFII”) and NTS/Virginia Development Company (“NTS/VA”).

We are a finite life entity.  Our organizational documents require us to commence an orderly liquidation by December 31, 2008.  Delaware law, the law of our state of incorporation, provides us with a three-year period after the filing of our dissolution to wind up our affairs and issue final distributions to stockholders. We filed for dissolution on December 31, 2008, thus initiating our liquidation.  See Note 1B – Plan of Liquidation for additional information.

Final liquidating distributions will be made after payment of all of our debts and obligations, including approximately $4.1 million of notes and $308,000 of accounts payable and accrued expenses owed, by us, to affiliates of the Sponsor as of December 31, 2009, and our portion of approximately $4,000 owed to affiliates of the Sponsor by the Orlando Lake Forest Joint Venture (“the Joint Venture”) (as of December 31, 2009 our portion is approximately $2,000) and approximately $123,000 in notes payable due to an affiliate of the Sponsor.  Among the obligations also required to be resolved prior to issuing final distributions is the Lake Forest Orlando homeowners’ association lawsuit. See Note 9 - Commitments and Contingencies for further discussion of the Lake Forest Orlando lawsuit.  The amount available for distribution upon the completion of our liquidation, however, cannot be estimated with certainty given that final distributions will likely not be issued for several years.

Our subsidiary, NTS/LFII, is the owner and developer of the Lake Forest North single-family residential community located in Louisville, Kentucky.  Our development activities at this location are substantially complete.

Our subsidiary, NTS/VA, is the owner and developer of the Fawn Lake single-family residential community located near Fredericksburg, Virginia, and will continue to own and develop the Fawn Lake project to completion and orderly sale or liquidation.  Fawn Lake has amenities consisting of a 285-acre lake, clubhouse, pool, tennis courts and boat docks, as well as Fawn Lake Country Club, a private country club with a championship golf course (the “Country Club”). As of December 31, 2009, approximately 975 of 1,398 total lots have been developed and approximately 68% of the total projected lots to be developed have been sold.

We also own a 50% interest in the Orlando Lake Forest Joint Venture (the “Joint Venture”).  See Note 3 - Investment in Unconsolidated Affiliate for further information pertaining to the investment. Our residential development activities at this location are substantially complete.

B)	Plan of Liquidation

On December 10, 2008, the Board of Directors (the “Board”) of the Fund adopted the Plan of Dissolution and Complete Liquidation of NTS Mortgage Income Fund (the “Plan”).  On December 31, 2008, we filed for a certificate of dissolution with the Secretary of State of the State of Delaware.  The plan contemplates the orderly completion of construction of development properties and sale of each of the Fund’s remaining assets, the collection of all outstanding loans from third parties, the orderly discharge of all outstanding liabilities to third parties and, after the establishment of appropriate reserves through estimation or a claims process, the distribution of all remaining cash to stockholders.

At this time, we currently anticipate the liquidation process will exceed the three year statutory liquidation period due to the status of the Fawn Lake Development.  If this asset has not been disposed of by the end of 2012, under Delaware law the Fund may seek to extend its liquidation period by petitioning the Delaware Chancery Court.  Alternatively, the Plan provides that at that time or any time the Board of Directors of the Fund deems it advisable all remaining assets and liabilities could be transferred into a liquidating trust.  The liquidating trust would continue in existence until all liabilities have been settled, all remaining assets have been sold, proceeds distributed, and the appropriate statutory periods have lapsed.  Our current life of project assumes a seven-year orderly liquidation process for the Fund.

For all periods preceding the date of dissolution, the Fund’s financial statements are presented on the going concern basis of accounting.  As required by generally accepted accounting principles, the Fund adopted the liquidation basis of accounting as of the close of business on December 31, 2008.  Under the liquidation basis of accounting, the Fund will report the value of its assets based on their net realized amounts and liabilities at their estimated settlement amounts.  The result of these calculations will be an estimated liquidation value for the Fund.  The estimates will be periodically reviewed and adjusted as appropriate.

As of December 31, 2009, the accompanying financial statements report the Fund’s net assets in liquidation aggregated $1,042,277, or $0.33 per share based upon 3,187,328 common shares outstanding.  This amount presents development projects at estimated net realizable value after giving effect to the discounting of estimated net proceeds therefrom.  All other assets are presented at estimated net realizable value on an undiscounted basis.  The amount also includes a reserve for future estimated general and administrative expenses and other costs during the liquidation.  Estimated net realizable value reflects economic changes and various other changed circumstances over recent months.  There can be no assurance that these estimated values will be realized.  Such amount should not be taken as an indication of the timing or amount of future distributions to be made by us.

The timing and amounts of interim liquidating distributions (if any) and final liquidating distributions will depend on the timing and amount of proceeds that we will receive upon the sale of the remaining assets and the extent to which reserves for current or future liabilities are required.  Accordingly, there can be no assurance that there will be any liquidating distributions prior to a final liquidating distribution.

C)	Basis of Accounting

On December 31, 2008, the date of dissolution, the Fund adopted the liquidation basis of accounting.  Under the liquidation basis of accounting, the Fund will report the value of its assets based on their net realized amounts and liabilities at their estimated settlement amounts.  The result of these calculations will be an estimated liquidation value for the Fund.  A Statement of Net Assets in Liquidation and a Statement of Changes in Net Assets in Liquidation are the principal financial statements presented under the liquidation basis of accounting.  The valuation of assets at their net realizable values and liabilities at their anticipated settlement amounts represent estimates, based on present facts and circumstances, of the net realizable values of assets and the costs associated with carrying out the Plan based on the assumptions set forth below.  The actual values and costs associated with carrying out the Plan are expected to differ from the amounts shown herein because of the inherent uncertainty and will be greater than or less than the amounts recorded.  Such differences may be material.  In particular, the estimates of the Fund’s costs will vary with the length of time it operates.  In addition, the estimate of net assets in liquidation per share in the accompanying Statement of Net Assets in Liquidation, which except for projects under development, does not incorporate a present value discount.  Accordingly, it is not possible to predict the aggregate amount or timing of future distributions to stockholders and no assurance can be given that the amount of liquidating distributions to be received will equal or exceed the estimate of net assets in liquidation per share presented in the accompanying Statement of Net Assets in Liquidation.

D)	Valuation Assumptions

Under the liquidation basis of accounting, the carrying amounts of assets as of the date of dissolution, December 31, 2008, were adjusted to their estimated net realizable values and liabilities including the estimated costs associated with implementing the Plan were adjusted to estimated settlement amounts.  The following are the significant assumptions utilized by management in assessing the value of the assets and the expected settlement values of liabilities included in the Statement of Net Assets in Liquidation at December 31, 2009 and December 31, 2008.

E)	Net Assets in Liquidation

Real estate assets under development are primarily reflected at net realizable value which is based upon our budgets for developing and selling out NTS/VA project in the orderly course of business.  Sales prices are based upon contracts signed to date and budgeted sales prices for the unsold lots and undeveloped land.  Costs and expenses are based upon our budgets for the remaining six year life of the project and an orderly liquidation.  We have assumed that existing financing will remain in place during the respective projects’ planned development and sell out.

Cash, deposits and escrow accounts are presented at face value.  The remaining assets that we have determined to have a cash value are stated at estimated net realizable value which is the expected selling price or contractual payment to be received, less applicable direct costs or expenses, if any.  The assets that have been valued on this basis include receivables and an investment in unconsolidated affiliate.

Mortgage, notes payable, accounts payable, accrued expenses and other liabilities are stated at settlement amounts.

F)	Reserve for Estimated Costs During the Liquidation Period

Under the liquidation basis of accounting, we are required to estimate and accrue the costs associated with implementing and completing the Plan.  These amounts can vary significantly due to, among other things, the timing and realized proceeds from lot sales, the costs of retaining personnel and others to oversee the liquidation, including the cost of insurance, the timing and amounts associated with discharging known and contingent liabilities and the costs associated with cessation of our operations including an estimate of costs subsequent to that date (which would include reserve contingencies for the appropriate statutory periods).  As a result, we have accrued the projected costs, including overhead and specific liquidation costs of salaries, professional fees, and other miscellaneous wind-down costs, expected to be incurred during the estimated seven year liquidation period required to complete the liquidation of our remaining assets.  These projections could change materially based on the timing of lot sales and development activity.   These accruals will be adjusted from time to time as projections and assumptions change or as a result of a claims process.

The following is a summary of the Reserve for Estimated Costs at December 31, 2009:

	(UNAUDITED)
	For the Year Ended December 31, 2009
	Balance at December 31, 2008	Adjustments and Payments, net	Balance at December 31, 2009

Payroll, benefits, and retention costs	$1,081,580	$(209,054)	$872,526
Professional fees	1,615,400	(225,400)	1,390,000
Other general and administrative costs	1,306,669	(1,021,833)	284,836

	$4,003,649	$(1,456,287)	$2,547,362

G)	Going Concern Basis of Accounting

For all periods preceding the date of dissolution, our financial statements are presented on the going concern basis of accounting.  Such financial statements reflect the historical results of operations related to our assets and liabilities for the years ended December 31, 2008 and 2007.  Land, buildings and equipment are depreciated over the estimated useful lives of the assets which are 10-30 years for buildings and 5-12 years for equipment.  Depreciation expense was approximately $156,000 during 2008 and $202,000 during 2007.

H)	Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include the assets, liabilities, revenues and expenses of our wholly-owned subsidiaries.  Investments of 50% or less in affiliated companies are accounted for under the equity method.  All significant intercompany transactions and balances have been eliminated.

I)	Use of Estimates in the Preparation of Consolidated Financial Statements and Consideration of Subsequent Events

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Subsequent events were considered through May 7, 2010, the date of issuance of this report.  Actual results could differ from those estimates.

J)	Revenue Recognition

We recognize revenue and related costs from lot sales using the accrual method in accordance with U.S. generally accepted accounting principles, which is when payment has been received, and title, possession and other attributes of ownership have been transferred to the buyer, and we are not obligated to perform significant activities after the sale.  We generally require a minimum down payment of at least 10% of the sales price of the lot. The Country Club recognizes operating revenue as services are performed.

K)	Accounting for Impairment

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360 Property, Plant and Equipment, specifies circumstances in which certain long-lived assets must be reviewed for impairment.  The continued downturn in sales volume during the year ended December 31, 2008 caused our expected future inventory carrying costs to increase, resulting in the future expected cash flows to be less than the carrying value.  The continued downturn in sales volume during the year ended December 31, 2008 also negatively impacted new memberships at the Country Club which also caused its future expected cash flows to be less than our carrying value included in property and equipment.  If the carrying amount of an asset exceeds the sum of its expected future cash flows, the asset’s carrying value must be written down to fair value.  We determined the estimated fair values using a discounted cash flow model.  Impairment charges of $17,814,000 and $2,609,000 during the year ended December 31, 2008 were necessary to adjust inventory and property and equipment, respectively, to their estimated fair values.

L)	Advertising

We expense advertising costs as incurred, which are classified with the operating activities of real estate assets under development in the accompanying consolidated statements of changes in net assets for the year ended December 31, 2009.  For the years ended December 31, 2008 and 2007 advertising costs are included in selling, general and administrative in the accompanying consolidated statements of operations.  Advertising expense was approximately $56,000, $278,000, and $420,000 during the years ended December 31, 2009, 2008 and 2007 respectively.

M)	Environmental Remediation and Compliance

Environmental liabilities for remediation costs are accrued based on estimates of known environmental remediation exposures.  Liabilities are recognized when they are probable and can be reasonably estimated.  Environmental compliance costs are expensed as incurred.  We are not aware of any liabilities that presently require accrual of a loss contingency.

N)	Statements of Cash Flows

For purposes of reporting cash flows, cash and equivalents include cash on hand and short-term, highly liquid investments with an original maturity of three months or less when purchased that are readily convertible to cash.
Cash payments for interest, net of amounts capitalized, totaled approximately $79,000, $14,000 and $4,000 during the years ended December 31, 2009, 2008 and 2007, respectively.

O)	Segment Reporting

Our reportable operating segments include only one segment which is the development and sale of single-family residential lots.

P)	Fair Value of Financial Instruments

FASB ASC Topic 820 Fair Value Measurements and Disclosures (“FASB ASC Topic 820”) was issued in September 2006.  FASB ASC Topic 820 requires companies to determine fair value based on the price that would be received to sell the asset or paid to transfer the liability to a market participant.  FASB ASC Topic 820 emphasizes that fair value is a market-based measurement, not an entity specific measurement.  The provisions of FASB ASC Topic 820 were effective as of January 1, 2008.  However, FASB ASC 820-10-65 deferred the effective date for certain non-financial assets and liabilities not re-measured at fair value on a recurring basis to fiscal years beginning after November 15, 2008, or our first quarter of 2009.

FASB ASC Topic 820 requires that assets and liabilities carried at fair value be classified and disclosed in one of the following categories:

•	Level 1: Quoted market prices in active markets for identical assets or liabilities.

•	Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

•	Level 3: Unobservable inputs that are not corroborated by market data.

The following table summarizes fair value measurements by level at December 31, 2009 for assets and liabilities measured at fair value on a recurring basis:

	(UNAUDITED)
	Fair Value Measurements as of December 31, 2009 Using
Description	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Cash and equivalents	$1,768,479	$-	$-	$1,768,479
Accounts and notes receivable	-	509,634	-	509,634
Real estate assets under development	-	-	10,377,650	10,377,650
Country Club	-	-	863,655	863,655
Investment in unconsolidated affiliate	-	-	1,744,916	1,744,916
Total	$1,768,479	$509,634	$12,986,221	$15,264,334

Liabilities:
Mortgage and notes payable	$-	$6,281,328	$-	$6,281,328
Notes payable due to affiliates	-	4,095,528	-	4,095,528
Total	$-	$10,376,856	$-	$10,376,856

The following table summarizes fair value measurements by level at December 31, 2008 for assets and liabilities measured at fair value on a recurring basis:

	(UNAUDITED)
	Fair Value Measurements as of December 31, 2008 Using
Description	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Cash and equivalents	$40,552	$-	$-	$40,552
Accounts and notes receivable	-	522,831	-	522,831
Real estate assets under development	-	-	11,255,679	11,255,679
Country Club	-	-	1,209,353	1,209,353
Investment in unconsolidated affiliate	-	-	2,584,867	2,584,867
Total	$40,552	$522,831	$15,049,899	$15,613,282

Liabilities:
Mortgage and notes payable	$-	$5,841,133	$-	$5,841,133
Notes payable due to affiliates	-	870,100	-	870,100
Total	$-	$6,711,233	$-	$6,711,233

In connection with the adoption of liquidation basis accounting on December 31, 2008 as described more fully above, certain financial assets and liabilities are recorded at estimated net realizable value or “fair value” and will continue to be recorded as such on a recurring basis. The following describes each of our financial assets and liabilities and the inputs included in the calculation of fair value:  Level 1 inputs: Cash and equivalents and cash equivalent - restricted are comprised of either bank deposits or amounts invested in money market funds, the fair value of which is based on quoted market prices. Level 2 inputs: Accounts and notes receivable are comprised of amounts due the company from various parties. Fair value is measured by discounting the cash flows expected from these receivables at appropriate discount rates using observable market data of current interest rates in the marketplace for debt of similar characteristics and risk.  The fair values of the Company’s mortgage and notes payable are measured by discounting the cash flows expected to be paid at appropriate discount rates using observable market data of current interest rates in the marketplace for debt of similar characteristics and risk.  Level 3 inputs: The fair values of real estate assets under development and the Country Club are based on valuations prepared by management utilizing an outside appraisal.  The valuations are based upon discounted cash flows and assumptions made during the valuation process and include management’s best estimate of discount rates and future cash flows.  The fair value of the investment in unconsolidated affiliate is based on the fair value of the underlying property.  The fair value of the underlying real estate is initially determined by purchase price for recent acquisitions or valuations prepared by management.  Valuations are based upon discounted cash flows and assumptions made during the valuation process and include management’s best estimate of discount rates and future cash flows.  All other assets and liabilities are carried at historical cost, which approximates fair value, due to the short-term nature of these items.

Note 2 - Affiliations

We have no employees.  All personnel rendering services to the Fund are employees of companies affiliated with NTS Development Corporation, a subsidiary of the Sponsor.

The Fund operates under the direction of its Board of Directors who have retained NTS Management to be the sole and exclusive agent of the Fund for day-to-day control and management of the business of the Fund’s subsidiaries.  This includes (a) the continued operation of NTS/LFII and NTS/VA, (b) the operations of the Fawn Lake Country Club, (c) the operations of  the Fawn Lake Community Association and (d) the provision and/or sale of ancillary goods and services as selected by NTS Management with respect to any of the foregoing.  The Management Agreements were terminated on December 31, 2008.  NTS Management is an affiliate of and under common control with the Fund’s Sponsor.  The Chairman of the Board of Directors of the Fund is also the majority stockholder of the Sponsor and is a majority stockholder of the managing general partner in the Joint Venture of which the Fund is a 50% joint venture partner.  The Advisor and NTS Management are affiliates of and are under common control with the Sponsor.

On December 24, 2008, the Fund entered into a series of agreements with Residential Management, a Kentucky Corporation (“Residential”), and NTS Development company, a Kentucky corporation (collectively with Residential, “NTS”) intended to address certain of the Fund’s liquidity requirements along with its relationship with NTS and its affiliates in connection with the Fund’s dissolution and liquidation. The fund anticipates that these agreements will enhance the possibility it will be able to proceed with an orderly liquidation subsequent to its dissolution.

The Fund entered into a Services and Development Agreement (the “Services Agreement”) with Residential. The Services Agreement, which became effective on January 1, 2009 for a period of one year, superseded and replaced all of the Fund’s Management Agreements (which were terminated pursuant to Termination Agreements effective December 31, 2008) except for the Advisory Agreement between the Fund and NTS Advisory Corporation, which continues to remain in effect. Although no services are currently being provided pursuant to the Advisory Agreement, it has not been terminated in order to maintain the guaranty obligations that NTS Guaranty Corporation owes to the Fund’s stockholders and a mortgage loan payable to a bank. Pursuant to the terms of the Guaranty Agreement executed by NTS Guaranty Corporation, the termination of the Advisory Agreement could result in a release of those obligations. The calculation of compensation and expense reimbursements to be received by NTS under the Services Agreement remains the same as under the prior Management Agreements.

Note 3 - Investment in Unconsolidated Affiliate

Effective August 16, 1997, we became a partner in the Joint Venture.  The other partners in the Joint Venture are Orlando Lake Forest, Inc., Orlando Capital Corporation and OLF II Corporation, all of whom are affiliates of and are under common control with the Fund’s Sponsor.  The Joint Venture will continue to operate under its current legal name as the Orlando Lake Forest Joint Venture.

We contributed to the Joint Venture as a capital contribution its interest in the principal and interest of the first mortgage loan on the Orlando Lake Forest project, and obtained a 50% interest in the Joint Venture.  The NTS entities named above hold cumulatively the remaining 50% interest in the Joint Venture.

The Joint Venture owns the Orlando Lake Forest project, a single-family residential community located in Seminole County, Florida (near Orlando) consisting of approximately 360 acres of residential land and improvements and approximately 20 acres of commercial land.  Our development activities at this location are substantially complete.  As of December 31, 2009, the Joint Venture owns one single-family homesite and an 11 acre tract of commercial land.

On December 31, 2009 and 2008, we adjusted our investment balance to it’s net realizable value of approximately $1,745,000 and $2,585,000, respectively consistent with the liquidation basis of accounting.

At various times throughout the year ended December 31, 2009 Orlando Lake Forest Inc., the managing general partner of the Orlando Lake Forest Joint Venture, authorized payment of approximately $1,285,000 in distributions to the partners of the Joint Venture and called for an aggregate of approximately $205,000 in capital contributions from the partners of the Joint Venture.  We own a 50% interest in the Joint Venture and received approximately $643,000 of the distribution proceeds and paid approximately $102,000 of the capital contributions.

At various times throughout the year ended December 31, 2008, Orlando Lake Forest, Inc., called for an aggregate of $158,000 in capital contributions from the partners of the Joint Venture.  We own a 50% interest in the Joint Venture and paid $79,000 of the capital contributions.

Note 4 - Mortgage and Notes Payable

Mortgage and notes payable consist of the following:

	(UNAUDITED)
	December 31, 2009	December 31, 2008
	(Liquidation Basis)	(Liquidation Basis)
Mortgage loan payable to a bank in the original amount of $7,352,000, bearing interest at the greater of variable rate based on LIBOR one-month rate plus 4.0%, currently 4.23%, or fixed interest at 6.0%, with a revolving principal balance and interest payable monthly, due September 1, 2010, secured by undeveloped land at NTS/VA; the golf course at NTS/VA; an 11-acre commercial tract, and a $300,000 letter of credit	$6,092,088	$5,841,133

Other	187,124	-

	$6,279,212	$5,841,133

Our mortgage loan payable is secured by our inventory consisting of the undeveloped land at the NTS/VA project with a liquidation basis value of approximately $9.4 million; the golf course at NTS/VA; a mortgage on the Orlando Lake Forest Joint Venture 11-acre commercial tract; and a $300,000 letter of credit.  The loan agreement was amended on August 18, 2009 to reflect the extension of the maturity date to September 1, 2010.  The amended agreement also waived a $2,000,000 principal repayment, amended the release prices of the real property securing the payment of the loan and added $1,000,000 of availability under the loan to fund overhead expenses at NTS/VA, not to exceed the lesser of $100,000 per month, or 50% of the actual monthly expense.  This loan, as amended, is guaranteed by us and by NTS Guaranty Corporation.  We incurred and capitalized in inventory approximately $303,000 and $389,000 of interest during 2009 and 2008, respectively.

On August 18, 2009, NTS/VA and NTS/LFII entered into a development loan disbursing agreement “Section 21A Loan” with a bank for purposes of providing funds to develop Section 21A of NTS/VA.  The Section 21A Loan is in the amount of $1,385,544.  The Section 21A Loan requires interest to be paid monthly.  Upon the sale of a lot in Section 21A of NTS/VA the bank shall be entitled to receive as a principal paydown the greater of 100% of the net sales proceeds per lot, or $150,000 per lot.  In addition, the mortgage loan and this Section 21A Loan were cross-defaulted and cross-collateralized.  This Section 21A Loan is guaranteed by NTS Guaranty Corporation, Mr. J. D. Nichols, our Chairman and us.

On December 23, 2009, our mortgage loan and the Section 21A loan were amended to allow the use of proceeds from the sales of lots 1245 and 1246 in Section 21B of NTS/VA for payment of development costs of Section 21B.  NTS/VA and NTS/LFII entered into an escrow agreement and a development and disbursing loan agreement with a bank in connection with this amendment.

Note 5 - Notes Payable Due to Affiliates

Notes payable due to affiliates consist of the following:

	(UNAUDITED)
	December 31, 2009	December 31, 2008
	(Liquidation Basis)	(Liquidation Basis)
Notes payable to an affiliate, NTS Financial Partnership, in the original amount of $980,100, bearing interest at LIBOR plus 1.75%, currently 2.07%, with a revolving balance and interest payable monthly, due June 30, 2010	$603,450	$870,100

Notes payable due to an affiliate, NTS Development Company, bearing interest at 5.34%, with a revolving balance and interest payable monthly, due June 30, 2010	531,518	-

Notes payable due to an affiliate, Residential Management Company, bearing interest at 5.34%, with a revolving balance and interest payable monthly, due June 30, 2010	2,960,560	-

	$4,095,528	$870,100

Note 6- Related Party Transactions

On December 24, 2008, Orlando Lake Forest Joint Venture entered into an agreement with an affiliate to sell four unimproved lots for an aggregate sales price of approximately $1.3 million.  This price was based on a third party appraisal.  The amendments to the contracts extended the due diligence periods to March 31, 2009 and the closing dates to April 10, 2009.  The closing of these lots occurred on April 10, 2009.

On December 24, 2008, NTS/LFII entered into an agreement with an affiliate to sell the single 14-acre tract of land for an aggregate sales price of approximately $1.7 million.  This price was based on a third party appraisal.  The amendments to the contracts extended the due diligence periods to March 31, 2009 and the closing dates to April 10, 2009.  The closing of this tract of land occurred on April 10, 2009.

Fawn Lake Sales Center, LLC is a joint venture engaged in the construction and ownership of a sales office building located in the Fawn Lake Development.  Our Chairman, Mr. J.D. Nichols, our President, Mr. Brian F. Lavin, and the Senior Vice President of NTS/VA, Mr. Ralph DeRosa, are members of Fawn Lake Sales Center, LLC.  We are not a member of Fawn Lake Sales Center, LLC.  NTS/VA leases the sales office building from Fawn Lake Sales Center, LLC.  See the following table for the approximate rent paid pursuant to this lease.

As of December 31, 2009, the Sponsor or an affiliate owned 713,769 shares of the Fund which is approximately 22% of the outstanding shares.  The Fund has entered into the following agreements with various affiliates of the Sponsor regarding the ongoing operation of the Fund.

Management Agreements

The ongoing operation and management of the Lake Forest North and Fawn Lake projects are conducted by NTS Management under the terms of the Services Agreement with Residential.  The Services Agreement, which became effective on January 1, 2009 for a period of one year, superseded and replaced all of the Fund’s Management Agreements.

Prior to the Services Agreement the operation and management of the Fund’s properties were conducted by affiliates of NTS Development Corporation under the terms of (i) a management agreement executed on December 30, 1997, and dated as of October 1, 1997, by and among the Fund, NTS/LFII and NTS Management for the Lake Forest North project, and (ii) a management agreement executed on December 30, 1997, and dated as of October 1, 1997, by and among the Fund, NTS/VA and NTS Management for the Fawn Lake project (collectively, the “Management Agreements”).  The Management Agreements were effective through December 31, 2008.  Under the Services Agreement, NTS Management is entitled to reimbursement for certain costs incurred in the operation of the Fund.

These expense reimbursements include direct and prorated costs incurred in the management and operation of NTS/LFII and NTS/VA.  These reimbursements include management, accounting, professional, engineering development, marketing and office personnel employment costs incurred by NTS Management and/or certain affiliates as well as various non-payroll related operating expenses.  Employment costs are for those individuals rendering services at the residential projects, some of whom are full-time and on site, and others who are not on site or have multiple residential project responsibilities.  For services provided by individuals not on site or with multiple residential project responsibilities, costs are prorated by NTS Management and allocated to the appropriate residential project in accordance with the Management Agreements and the Services Agreements.  As permitted by the Management Agreements and the Services Agreements, we were charged the following approximate amounts for the years ended December 31, 2009, 2008 and 2007.

	(UNAUDITED)
	Years ended December 31,
	2009	2008	2007
Personnel Related Costs
Financing and accounting	$307,000	$430,000	$324,000
Data processing	10,000	11,000	11,000
Human resources	11,000	72,000	73,000
Executive and administrative services	138,000	174,000	174,000
Sales and marketing	239,000	302,000	338,000
Construction management	29,000	39,000	90,000
Legal	46,000	60,000	60,000

Total personnel related costs	$780,000	$1,088,000	$1,070,000

Rent	79,000	80,000	70,000
Total expense reimbursements	$859,000	$1,168,000	$1,140,000

Overhead recovery	225,000	197,000	129,000
Total selling, general and administrative - affiliates	$1,084,000	$1,365,000	$1,269,000

Country Club
Personnel cost reimbursements	$1,416,000	$1,550,000	$1,527,000
Overhead recovery	79,000	80,000	76,000

Total Country Club	$1,495,000	$1,630,000	$1,603,000

Total related party	$2,579,000	$2,995,000	$2,872,000

NTS Management is entitled to an overhead recovery, which is a reimbursement for overhead expenses attributable to the employees and the efforts of NTS Management under the Services Agreement, in an amount equal to 3.75% of the projects’ gross cash receipts, as defined in the Services Agreements.  Overhead recovery for the years ended December 31, 2009, 2008 and 2007, was approximately $225,000, $197,000 and $129,000, respectively.  These amounts are classified with the operating activities of real estate assets under development in the accompanying consolidated statements of changes in net assets for the year ended December 31, 2009.  Overhead recovery fees are classified with selling, general and administrative - affiliates in the accompanying consolidated statements of operations for the years ended December 31, 2008 and 2007.

The Country Club accrued personnel cost reimbursements of approximately $1,416,000, $1,550,000 and $1,527,000 to NTS Management or an affiliate during the years ended December 31, 2009, 2008 and 2007, respectively.  Such costs include employment costs of management, golf course maintenance, golf professionals, kitchen personnel and accounting, as well as various non-payroll related operating expenses.  In addition, there were overhead recovery fees of approximately $79,000, $80,000 and $76,000 accrued to NTS Management for overhead recovery fees at the Country Club for the years ended December 31, 2009, 2008 and 2007, respectively. The Country Club expense reimbursements and overhead recovery fees are classified with the operating activities of real estate assets under development in the accompanying consolidated statements of changes in net assets for the year ended December 31, 2009.  The Country Club expense reimbursements and overhead recovery fees were included with Country Club operations in our consolidated statement of operations for the years ended December 31, 2008 and 2007.

The Services Agreements also call for NTS Management to potentially receive an incentive payment, as defined in the Services Agreements, equal to 10% of the net cash flows of the projects.  The incentive payment will not begin accruing until after the cumulative cash flows of NTS/LFII, NTS/VA and the Fund’s share of the cash flow of the Joint Venture would have been sufficient to enable us to have returned to the then existing stockholders of the Fund an amount which, after adding thereto all other payments actually remitted or distributed to such stockholders of the Fund, is at least equal to the stockholders’ original capital contribution.  As of December 31, 2009, we had raised approximately $63,690,000 and had paid distributions of approximately $23,141,000.  As of December 31, 2009, no amount had been accrued as an incentive payment in our consolidated financial statements as our current projection of total distributions to stockholder’s will not be sufficient to return an amount equal to the original capital contributed.

On July 1, 2005, NTS Residential Management Company assigned its responsibilities and right to receive certain payments (for items accrued after July 1, 2005) under the Management Agreements to Residential Management Company.  The assignment does not relieve NTS Residential Management Company from its rights or duties and obligations to perform its responsibilities under the Management Agreements.  Residential Management Company is owned by our Chairman, Mr. J.D. Nichols, and our President, Mr. Brian F. Lavin.  NTS Corporation owns NTS Residential Management Company with a similar ownership and control structure.

On December 24, 2008, the Fund entered into a series of agreements with Residential Management, a Kentucky Corporation (“Residential”), and NTS Development Company, a Kentucky Corporation (collectively with Residential, “NTS”) intended to address certain of the Fund’s liquidity requirements along with its relationship with NTS and its affiliates in connection with the Fund’s dissolution and liquidation. The fund believes that these agreements will enhance the possibility it will be able to proceed with an orderly liquidation subsequent to its dissolution.

The Fund entered into a Services and Development Agreement (the “Services Agreement”) with Residential. The Services Agreement became effective on January 1, 2009 for a period of one year, superseded and replaced all of the Fund’s Management Agreements (which were terminated pursuant to Termination Agreements effective December 31, 2008) except for the Advisory Agreement between the Fund and NTS Advisory Corporation, which continues to remain in effect. Although no services are currently being provided pursuant to the Advisory Agreement, it has not been terminated in order to maintain the guaranty obligations that NTS Guaranty Corporation owes to the Fund’s stockholders and a mortgage loan payable to a bank. Pursuant to the terms of the Guaranty Agreement executed by NTS Guaranty Corporation, the termination of the Advisory Agreement could result in a release of those obligations. The calculation of compensation and expense reimbursements to be received by NTS under the Services Agreement remains the same as the prior Management Agreements.

Accounts Payable and Accrued Expenses Due to Affiliates

As of December 31, 2009 and 2008, we owed approximately $308,000 and $3,526,000, respectively, to NTS Management, NTS Development and its affiliates for salary and overhead reimbursements included in accounts payable and accrued expenses - affiliates.

NTS has agreed to defer, through June 30, 2010, amounts owed to them by us as of December 31, 2009 and those amounts accruing from January 1, 2010 through June 30, 2010, other than as permitted by our cash flows.  There can be no assurances that NTS will continue to defer amounts due to them past June 30, 2010.

Note 7 - Country Club Accounting

Presented below are the approximate condensed statements of operations for the Fawn Lake Country Club for the years ended December 31, 2009 and 2008:

	(UNAUDITED)
	2009	2008
Condensed Statements of Operations
Revenues:
Operating revenues	$2,087,000	$2,129,000

Expenses:
Cost of goods sold	332,000	359,000
Selling, general and administrative - affiliates	1,495,000	1,630,000
Selling, general and administrative	590,000	700,000
Depreciation	-	97,000
Impairment charge	-	2,609,000

Total expenses	2,417,000	5,395,000

Net loss	$(330,000)	$(3,266,000)

Selling, general and administrative - affiliates expenses include expense reimbursements and overhead recovery fees accrued to NTS Management or an affiliate.  See Note 6 - Related Party Transactions for further discussion of expense reimbursements and overhead recovery fees.

The net losses for the years ended December 31, 2009 and 2008 are included in the operating activities of real estate assets under development on the accompanying consolidated statements of changes in net assets.

Selling, general and administrative expenses include landscaping, repairs and maintenance, operating lease payments, utilities, advertising and insurance.

Note 8 - Income Taxes

We recognize deferred tax assets and liabilities for the expected future tax consequence of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are determined based on the difference between the Fund’s book and tax basis of assets and liabilities and tax carry forwards using enacted tax rates in effect for the year in which the differences are expected to reverse.  The principal tax carry forwards and temporary differences giving rise to our deferred taxes consist of tax net of our operating loss carry forwards, valuation allowances and differences in inventory basis for book and tax.  Our deferred tax assets and liabilities as of December 31, 2009 and 2008 are as follows:

	(UNAUDITED)
	2009 (Liquidation Basis)	2008 (Liquidation Basis)
Deferred tax assets/liabilities
Net operating loss carry forwards	$12,553,000	$11,893,000
Inventory	6,379,000	6,275,000
Fixed assets	991,000	991,000
Liquidation liabilities	-	1,521,000
Deferred revenue	40,000	38,000

Deferred tax assets	19,963,000	20,718,000

Liquidation and other assets	(1,091,000)	(3,812,000)

Deferred tax liabilities	(1,091,000)	(3,812,000)

Valuation allowance	(18,872,000)	(16,906,000)

Total deferred tax assets/liabilities	$-	$-

A valuation allowance is provided when the probability that the deferred tax asset to be realized does not meet the criteria as defined in FASB ASC Topic 740 Income Taxes (“FASB ASC Topic 740”).  In 2005, a portion of the valuation allowance was released and net operating loss carry forwards were utilized to offset current year tax expense.  The Fund has determined, based on its history of operating losses and its expectations for the future, that it is more likely than not that the net deferred tax assets on December 31, 2008 and 2007, will not be realized.  As of December 31, 2009, we have a federal net operating loss carry forward of approximately $32,000,000 expiring during various years beginning in 2018 and ending in 2029.  Our federal income tax returns for 2006, 2007 and 2008 are open to examination.

A reconciliation of the statutory rate to the effective rate of the Fund for the years ended December 31 is as follows:

	(UNAUDITED)
	2009	2008	2007
Tax (benefit) provision using statutory rate	$(304,000)	$(7,345,000)	$(814,000)
Increase (decrease) in valuation allowance	304,000	8,208,000	908,000
Other	-	(863,000)	(94,000)

Income tax expense	$-	$-	$-

Substantially all of the difference between the tax (benefit) provision calculated at the statutory rate and the tax expense recorded on the accompanying statements of operations is due to the change of the valuation allowance on previously recorded deferred tax assets.

There were no unrecognized tax benefits, therefore we have not included a reconciliation of the beginning and ending balance of our unrecognized tax benefits from January 1, 2007, the date on which we adopted FASB ASC Topic 740.  We recognize interest accrued and penalties related to unrecognized tax benefits as a part of income tax expense.

Note 9 - Commitments and Contingencies

Dissolution and Liquidation

We are a finite life entity. Our organizational documents require us to dissolve and commence an orderly liquidation by December 31, 2008.  Delaware law, the law of our state of incorporation, provides us with a three-year period after dissolution, or until December 31, 2012, to wind up our affairs and issue final distributions to stockholders. We filed for dissolution on December 31, 2008, thus initiating our liquidation.

Final liquidating distributions will be made after payment of all of our debts and obligations, including approximately $4.1 million of notes and $308,000 of accounts payable and accrued expenses owed to affiliates of the Sponsor by us at December 31, 2009, and our portion of approximately $4,000 owed to affiliates of the Sponsor by the Joint Venture (as of December 31, 2009 our portion is approximately $2,000) and approximately $123,000 in notes payable due to an affiliate of the Sponsor.  Among the obligations also required to be resolved prior to issuing final distributions is the Lake Forest Orlando homeowners’ lawsuit (see Litigation for further discussion of the Lake Forest Orlando lawsuit). The amount available for distribution upon the completion of our liquidation, however, cannot be estimated with certainty given that final distributions will likely not be issued for several years.

NTS Guaranty Corporation (the “Guarantor”), an affiliate of the Sponsor, has guaranteed that when we complete our liquidation, the aggregate distributions made to stockholders from all sources during our existence will be at least equal to the original capital contributions attributable to our then outstanding shares. As of December 31, 2009, the original capital contributions attributable to our outstanding shares were $63,690,000, and we had paid aggregate distributions of approximately $23,141,000. As discussed further below, based on our most recent analysis, which includes all of the Guarantor’s assets, the amount projected to be distributed to our stockholders at the completion of our liquidation will not be sufficient to return an amount equal to their original capital contributions.

	(UNAUDITED)
	Common Stock Shares	Common Stock Amount	Original Capital Contributions	Distributions	Total
Issuance of Common Stock	3,187,333	$3,187	$63,687,041	$-	$63,690,228
Dividends declared	-	-	-	(23,140,663)	(23,140,663)

Balances on December 31, 2009	3,187,333	$3,187	$63,687,041	$(23,140,663)	$40,549,565

The liability of the Guarantor under the guaranty is expressly limited to its assets. The Guarantor’s sole asset is a $10.0 million demand promissory note from Mr. J.D. Nichols personally.  Mr. Nichols is the Chairman of the board of Directors of the sponsor. There can be no assurance that Mr. Nichols will, if called upon, be able to honor his obligation to the Guarantor or that the Guarantor will be able to satisfy its obligation under the guaranty. The Guarantor has in the past, is currently and may in the future guarantee obligations of the Fund, or other third parties, including guaranties of obligations owed by our affiliates to other entities.

In connection with our ongoing review of the status of our properties and progress to liquidation, we estimate the total distributions anticipated to be issued to our stockholders through the completion of our liquidation. As part of the most recent review process, we incorporated the analysis provided by an independent third-party concerning our Fawn Lake Development. The downturn in the United States residential real estate market in general, and, in particular, in the Washington, D.C. market, have negatively impacted our estimates of the likely net profits to be generated from our Fawn Lake development by the completion of the liquidation.  Based on our most recent analysis, we currently anticipate that after payment of all liabilities, the proceeds from future property sales, liquidation of other assets and a $10.0 million payment from the Guarantor will be insufficient to return to stockholders an amount equal to original capital contributions attributable to the then outstanding shares. As final liquidating distributions are not likely for several years, these estimates may change significantly prior to their issuance. The current estimate, however, reflects a substantial shortfall, which, at this time, we anticipate is unlikely to be recovered prior to the issuance of final liquidating distributions.

On September 1, 2008, August 18, 2009 and December 23, 2009 we entered into and amended our Section 21A loan. As a condition of the amendments, NTS Guaranty Corporation granted our lender an unconditional and continuing guaranty that will secure the payment of the mortgage loan payable and the Section 21A loan as amended. In the event this guaranty is called upon to repay all or a portion of these loans, NTS Guaranty’s assets available to satisfy the guaranty to the stockholders would be reduced by the amount actually used to repay the mortgage loan.

Should current economic conditions, particularly in the Washington, D.C. market, continue or worsen, adjustments to net realizable value against our assets at our Fawn Lake Development may be necessary. Such adjustments to net realizable value, if necessary, may reflect reduced estimates of the amount of final liquidating distributions to our stockholders.

Other conditions may arise impacting our ability to complete a timely and orderly liquidation, thereby reducing the potential maximum value of our assets. This, in turn, could reduce our earnings and thereby liquidating distributions to our stockholders.

Litigation

We, as an owner of real estate, are subject to various environmental laws of federal, state and local governments. Compliance by us with existing laws has not had a material adverse effect on our financial condition and results of operations. However, we cannot predict the impact of new or changed laws or regulations on our current properties or on properties that it may acquire in the future.

Except as described below, we do not believe there is any litigation threatened against us other than routine litigation arising out of the ordinary course of business, some of which is expected to be covered by insurance and none of which is expected to have a material adverse effect on our consolidated financial statements. We believe we have adequate insurance.

On September 4, 2007, the Joint Venture received notice from the Lake Forest Master Community Association, Inc. (“the Association”) of alleged construction defects in bridges, roadways, retaining walls, storm drains and other constructed facilities turned over to the Association in September of 2005.  On September 28, 2007, a second notice of claim was received by the Joint Venture from the Association alleging additional defects in the underdrain systems also turned over to the Association. The estimated value placed on the defects by the Association is approximately $4,500,000. The Joint Venture responded to the claim in accordance with Florida Statute Section 558 and has performed preliminary investigations to determine if any of these alleged defects exist. The Joint Venture continues to respond to the Association consistent with the procedures outline in the aforementioned statute.

On August 3, 2007, the Joint Venture was served with a lawsuit in Seminole County, Florida (the “Florida Litigation”), by the Association naming Orlando Lake Forest Joint Venture, Orlando Lake Forest Inc., NTS Mortgage Income Fund, OLF II Corporation and Orlando Capital Corporation as defendants. The Florida Litigation alleges that bridges, roadways, retaining walls, storm drains and other constructed facilities were constructed with defects and deficiencies. The Joint Venture is not aware of any defects that presently require the accrual of a loss contingency and plans to vigorously defend itself against this claim and the associated lawsuit. The court held a hearing on December 19, 2007, on our motion for summary judgment. On May 27, 2008, the court issued an order entering summary judgment in favor of the Joint Venture. In issuing the order the court noted its order was “final”. On June 20, 2008, the Association appealed the order to the Florida Fifth District Court of Appeals.  On April 3, 2009, the Florida Fifth District Court of Appeals, issued a ruling that reversed the trial court’s summary judgment ruling in favor of the Joint Venture and remanded the matter to the Circuit Court of Seminole County.

On April 17, 2009, we requested that the Florida Fifth District Court of Appeal reconsider its ruling, which request was denied on June 10, 2009.  We then filed a Notice to Invoke Discretionary Jurisdiction with the Supreme Court of Florida on June 29, 2009, followed by our Jurisdictional Brief on July 7, 2009.  The Association filed its Jurisdictional Brief opposing jurisdiction on July 27, 2009.  The Supreme Court declined to accept jurisdiction of our appeal on statutory construction issues on November 25, 2009.  Meanwhile, the Association filed a Notice of Case and Request for Jury Trial with the Circuit Court, which we moved to strike.  We also asked the Circuit Court for leave to amend our counterclaim to include a prayer for abatement or injunctive relief based upon the Fifth District Court of Appeal opinion.  A hearing on our motion to strike and our motion to file an amended counterclaim was held on October 7, 2009.  The trial court granted our motion to amend our counterclaim and denied our motion to strike the Association’s trial notice.  On April 26, 2010, we received notice that the Circuit Court of the Eighteenth Judicial Circuit for Seminole County Florida (the “Circuit Court”) entered an order on April 22, 2010 in the Florida Litigation granting our motion to abate the action pending compliance by the Association with Florida Statutes Section 720.306 and 720.303, et. seq.  The Florida Litigation is now in abatement until the Association complies with the Statutory requirements to continue the Florida Litigation.  It is not possible to predict the outcome of the Florida Litigation at this time, but if determined adversely against us, it could have a material, adverse impact on our net assets in liquidation and on any potential liquidating distributions.  Our insurance carriers are presently assisting, in part, in the defense of this matter under reservations of rights.

NTS/LFII and NTS/VA have various certificates of deposit, bonds and letters of credits outstanding to governmental agencies and utility companies. NTS/VA had outstanding letters of credit totaling approximately $50,000 at December 31, 2009. The primary purpose of these documents is to ensure that the work at the developments is completed in accordance with the construction plans as approved by the appropriate governmental agency or utility company.

On December 24, 2008, Orlando Lake Forest Joint Venture entered into an agreement to sell four unimproved lots for an aggregate sales price of approximately $1.3 million.  The amendments to the contracts extended the due diligence periods to March 31, 2009 and the closing dates to April 10, 2009.  The closing of these lots occurred on April 10, 2009.

On December 24, 2008, NTS/LFII entered into an agreement to sell the single 14 – acre tract of land for an aggregate sales price of approximately $1.7 million.  The amendments to the contracts extended the due diligence periods to March 31, 2009 and the closing dates to April 10, 2009.  The closing of this tract of land occurred on April 10, 2009.

Note 10 - Guaranties to the Fund

NTS Guaranty Corporation (the “Guarantor”), an affiliate of the Sponsor, has guaranteed that, at the time that we are liquidated and dissolved, the total distributions we have made to stockholders from all sources during our existence are at least equal to the original capital contributions attributable to our then outstanding shares. The original capital contributions attributable to our outstanding shares were $63,690,000. As of December 31, 2009, we had paid distributions of approximately $23,141,000.

Any liability of the Guarantor under the guaranty is expressly limited to its assets. The Guarantor holds a $10.0 million demand note receivable from Mr. J.D. Nichols, Chairman of the board of Directors of the Sponsor. There can be no assurance that Mr. Nichols will, if called upon, be able to honor his obligation to the Guarantor or that the Guarantor will be able to satisfy its obligation under the guaranty. The Guarantor may in the future guarantee obligations of other third parties including guaranties of obligations owed by our affiliates to other entities.

Based on our most recent analysis, the entire assets of the Guarantor will be called upon to fulfill the capital return guaranty. Even with a $10.0 million payment from the Guarantor, current estimates indicate that final liquidating distributions will be insufficient to return to stockholders an amount equal to original capital contributions attributable to the then outstanding shares. As final liquidating distributions are not likely for several years, these estimates may change significantly prior to their issuance.

On August 18, 2009 and December 23, 2009, our mortgage loan was amended. As a condition of the amendments, we and NTS Guaranty Corporation granted our lender an unconditional and continuing guaranty that will secure the payment of the mortgage loan payable. Also on August 18, 2009, we obtained the Section 21A Loan and as a condition to National City Bank entering into the Section 21A (which was further amended on December 23, 2009) Loan, we, along with NTS Guaranty Corporation and Mr. J. D. Nichols, guaranteed the Section 21A Loan.  In the event these guaranties are called upon to repay all or a portion of the mortgage loan, NTS Guaranty’s assets available to satisfy the guaranty to the stockholders would be reduced by the amount actually used to repay the mortgage loan.

Note 11 – Subsequent Event

On March 18, 2010, the Fund and Residential entered into a Second Amendment to Services and Development Agreement (“Second Amendment”).  The Second Amendment extended the term of the Services and Development Agreement (“Agreement”) from March 31, 2010 until June 30, 2010.  The Agreement superseded and replaced all of the Fund’s previous property management agreements except for the Advisory Agreement between the Fund and NTS Advisory Corporation, which continues to remain in effect.  Other than extending the term of the Agreement, the Second Amendment does not modify any other provisions of the Agreement and the calculation of compensation and expense reimbursements to be received by NTS remains the same.

Orlando Lake Forest Joint Venture
Balance Sheets as of December 31, 2009 and 2008
(UNAUDITED)

	2009	2008
ASSETS:
Cash and equivalents	$1,501	$1,911
Inventory	33,553	599,869

Total assets	$35,054	$601,780

LIABILITIES AND PARTNERS’ EQUITY:
Accounts payable and accrued expenses	$67,894	$77,357
Accounts payable and accrued expenses due to affiliates	4,429	31,313
Notes payable due to affiliates	121,986	-

Total liabilities	194,309	108,670

COMMITMENTS AND CONTINGENCIES (NOTE 3)

Total partners’ equity	(159,255)	493,110

Total liabilities and partners’ equity	$35,054	$601,780

The accompanying notes to financial statements are an integral part of these statements.

Orlando Lake Forest Joint Venture
Statements of Operations for the Years Ended December 31, 2009, 2008 and 2007
(UNAUDITED)

	2009	2008	2007
REVENUE:
Lot sales, net of discounts	$1,272,000	$-	$1,476,400
Cost of sales	(586,803)	-	(554,025)

Gross profit	685,197	-	922,375

EXPENSES:
Selling, general and administrative - affiliates	77,163	36,950	97,272
Selling, general and administrative	179,429	306,135	467,378
Interest expense	416	-	-
Other expense	126	25	25
Depreciation and amortization	-	-	17,048

Total operating expenses	257,134	343,110	581,723

Income (loss) before interest and other income	428,063	(343,110)	340,652
Interest and other income	-	662	12,524

NET INCOME (LOSS)	$428,063	$(342,448)	$353,176

The accompanying notes to financial statements are an integral part of these statements.

Orlando Lake Forest Joint Venture
Statements of Partners’ Equity for the Years Ended December 31, 2009, 2008 and 2007
(UNAUDITED)

Partners’ Equity
PARTNERS’ EQUITY:

Balance on January 1, 2007	$1,124,382

Net income	353,176
Cash distributions	(800,000)

Balance on December 31, 2007	677,558

Net loss	(342,448)
Cash contributions	158,000

Balance on December 31, 2008	493,110

Net income	428,063
Cash contributions	204,900
Cash distributions	(1,285,328)

Balance on December 31, 2009	$(159,255)

The accompanying notes to financial statements are an integral part of these statements.

Orlando Lake Forest Joint Venture
Statements of Cash Flows for the Years Ended December 31, 2009, 2008 and 2007
(UNAUDITED)

	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$428,063	$(342,448)	$353,176
Adjustments to reconcile net cash (used in) provided by operating activities:
Depreciation and amortization expense	-	-	17,048
Changes in assets and liabilities:
Inventory	566,316	(44,063)	400,584
Other assets	-	-	31,696
Accounts payable and accrued expenses	(9,463)	(42,439)	(4,788)
Lot deposits	-	-	(18,000)

Net cash provided by (used in) operating activities	984,916	(428,950)	779,716

CASH FLOWS FROM FINANCING ACTIVITIES:
Accounts payable due to affiliates	(26,884)	29,292	(3,937)
Proceeds from notes payable due to affiliates	121,986
Cash distributions	(1,285,328)	-	(800,000)
Cash contributions	204,900	158,000	-

Net cash (used in) provided by financing activities	(985,326)	187,292	(803,937)

NET DECREASE IN CASH AND EQUIVALENTS	(410)	(241,658)	(24,221)

CASH AND EQUIVALENTS, beginning of year	1,911	243,569	267,790

CASH AND EQUIVALENTS, end of year	$1,501	$1,911	$243,569

The accompanying notes to financial statements are an integral part of these statements.

Orlando Lake Forest Joint Venture
Notes to Financial Statements
(UNAUDITED)

Note 1 - Organization and Summary of Significant Accounting Policies

A)	Organization

Orlando Lake Forest Joint Venture (“OLFJV”) was organized on March 16, 1987, as a Florida general partnership.  In August 1997, NTS Mortgage Income Fund (the “Fund”) entered into an Amended and Restated Joint Venture Agreement evidencing the Fund’s admission as a partner in OLFJV effective August 16, 1997.  The other partners in OLFJV are Orlando Lake Forest, Inc., Orlando Capital Corporation and OLF II Corporation, all of whom are affiliates of and are under common control with NTS Corporation, the Fund’s Sponsor.  The terms “we,” “us” or “our,” as the context requires, may refer to the OLFJV or its interests in this property.

OLFJV owns the Orlando Lake Forest project, a single-family residential community located in Seminole County, Florida (near Orlando) consisting of approximately 360 acres of residential land and improvements and approximately 20 acres of commercial land.  OLFJV will continue to own and develop the Orlando Lake Forest project.

The Fund contributed to OLFJV as a capital contribution its interest in the principal and interest of the first mortgage loan on the Orlando Lake Forest project, and obtained a 50% interest in the OLFJV.  The NTS entities named above hold cumulatively the remaining 50% interest in OLFJV.

B)	Basis of Accounting

OLFJV’s records are maintained on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles.

C)	Use of Estimates in Preparation of Financial Statements and Consideration of Subsequent Events

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Subsequent events were considered through May 7, 2010, the date of issuance of this report.  Actual results could differ from those estimates.

D)	Revenue Recognition

OLFJV recognizes revenue and related costs from lot sales using the accrual method in accordance with U.S. generally accepted accounting principles, which is when payment has been received and title, possession and other attributes of ownership have been transferred to the buyer, and OLFJV is not obligated to perform significant activities after the sale.  OLFJV generally requires a minimum down payment of at least 10% of the sales price of the lot.

E)	Inventory

Inventory is stated at the lower of cost or net realizable value.  Inventory includes all direct costs of land, land development, and amenities, including interest, real estate taxes, and certain other costs incurred during the development period, less amounts charged to cost of sales.  Inventory costs are allocated to individual lots sold using the relative sales values.  The use of the relative sales values method to record cost of sales requires the use of estimates of sales values, development costs and absorption periods over the life of the project.  Given the long-term nature of the project, the use of estimates to determine sales values, development costs, absorption periods and inherent economic volatility of residential real estate, it is reasonably possible that such estimates could change in the near term.  Any changes in estimates are accounted for prospectively over the life of the project.

F)	Accounting for Impairment

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360 Property, Plant and Equipment, specifies circumstances in which certain long-lived assets must be reviewed for impairment.  If the carrying amount of an asset exceeds the sum of its expected future cash flows, the asset’s carrying value must be written down to fair value.  Application of this standard during the years ended December 31, 2009, 2008 and 2007 did not result in an impairment loss.

G)	Advertising

OLFJV expenses advertising costs as incurred, which are included in selling, general and administrative in the accompanying statements of operations.  There were no advertising expenses incurred during the year ended December 31, 2009.  Advertising expense was approximately $3,000 and $23,000 for the years ended December 31, 2008 and 2007, respectively.

H)	Environmental Remediation and Compliance

Environmental liabilities for remediation costs are accrued based on estimates of known environmental remediation exposures.  Liabilities are recognized when they are probable and can be reasonably estimated.  Environmental compliance costs are expensed as incurred.  No such liabilities existed as of December 31, 2009, 2008 and 2007.

I)	Statements of Cash Flows

For purposes of reporting cash flows, cash and equivalents include cash on hand and short-term, highly liquid investments with an original maturity of three months or less that are readily convertible to cash.

J)	Tax Status

OLFJV has received a ruling from the Internal Revenue Service stating that the partnership is classified as a general partnership for federal income tax purposes.  As such, OLFJV makes no provision for income taxes.  The taxable income or loss is passed through to the holders of the partnership interests for inclusion on their individual income tax returns.

K)	Segment Reporting

OLFJV’s reportable operating segments include only one segment, that is the development and sale of residential subdivision lots.

Note 2 - Inventory

Inventory consists approximately of the following as of December 31:

	(UNAUDITED)
	2009	2008
Land held for future development, under development and completed lots	$33,000	$581,000
Amenities	1,000	19,000

	$34,000	$600,000

OLFJV did not capitalize any real estate taxes in inventory in 2009.  OLFJV capitalized in inventory approximately $5,000 of real estate taxes in 2008.  Interest and real estate taxes incurred were approximately $23,000 and $43,000 in 2009 and 2008, respectively.

Note 3 - Commitments and Contingencies

Litigation

Except as described below, we do not believe there is any litigation threatened against us other than routine litigation arising out of the ordinary course of business, some of which is expected to be covered by insurance and none of which is expected to have a material adverse effect on our financial statements. We believe we have adequate insurance.

On September 4, 2007, the Joint Venture received notice from the Lake Forest Master Community Association, Inc. (“the Association”) of alleged construction defects in bridges, roadways, retaining walls, storm drains and other constructed facilities turned over to the Association in September of 2005.  On September 28, 2007, a second notice of claim was received by the Joint Venture from the Association alleging additional defects in the underdrain systems that were also turned over to the Association. The estimated value placed on the defects by the Association is approximately $4,500,000. The Joint Venture responded to the claim in accordance with Florida Statute Section 558 and has performed preliminary investigations to determine if any of these alleged defects exist. The Joint Venture continues to respond to the Association consistent with the procedures outline in the aforementioned statute.

On August 3, 2007, the Joint Venture was served with a lawsuit in Seminole County, Florida (the “Florida Litigation”), by the Association naming Orlando Lake Forest Joint Venture, Orlando Lake Forest Inc., NTS Mortgage Income Fund, OLF II Corporation and Orlando Capital Corporation as defendants. The Florida Litigation alleges that bridges, roadways, retaining walls, storm drains and other constructed facilities were constructed with defects and deficiencies. The Joint Venture is not aware of any defects that presently require the accrual of a loss contingency and plans to vigorously defend itself against this claim and the associated lawsuit. The court held a hearing on December 19, 2007, on our motion for summary judgment. On May 27, 2008, the court issued an order entering summary judgment in favor of the Joint Venture. In issuing the order, the court noted its order was “final”. On June 20, 2008, the Association appealed the order to the Florida Fifth District Court of Appeals.  On April 3, 2009, the Florida Fifth District Court of Appeals issued a ruling that reversed the trial court’s summary judgment ruling in favor of the Joint Venture and remanded the matter to the Circuit Court of Seminole County.

On April 17, 2009, we requested that the Florida Fifth District Court of Appeal reconsider its ruling, which request was denied on June 10, 2009.  We then filed a Notice to Invoke Discretionary Jurisdiction with the Supreme Court of Florida on June 29, 2009, followed by our Jurisdictional Brief on July 7, 2009.  The Association filed its Jurisdictional Brief opposing jurisdiction on July 27, 2009.  The Supreme Court declined to accept jurisdiction of our appeal on statutory construction issues on November 25, 2009.  Meanwhile, the Association filed a Notice of Case and Request for Jury Trial with the Circuit Court, which we moved to strike.  We also asked the Circuit Court for leave to amend our counterclaim to include a prayer for abatement or injunctive relief based upon the Fifth District Court of Appeal opinion.  A hearing on our motion to strrike and our motion to file an amended counterclaim was held on October 7, 2009.  The trial court granted our motion to amend our counterclaim and denied our motion to strike the Association’s trial notice.  On April 26, 2010, we received notice that the Circuit Court of the Eighteenth Judicial Circuit for Seminole County Florida (the “Circuit Court”) entered an order on April 22, 2010 in the Florida Litigation granting our motion to abate the action pending compliance by the Association with Florida Statutes Section 720.306 and 720.303, et. seq.  The Florida Litigation is now in abatement until the Association complies with the Statutory requirements to continue the Florida Litigation.  It is not possible to predict the outcome of the Florida Litigation at this time, but if determined adversely against us, it could have a material, adverse impact on our net assets in liquidation and on any potential liquidating distributions.  Our insurance carriers are presently assisting, in part, in the defense of this matter under reservations of rights.

On December 24, 2008, Orlando Lake Forest Joint Venture entered into an agreement to sell four unimproved lots for an aggregate sales price of approximately $1.3 million.  The amendments to the contracts extended the due diligence periods to March 31, 2009 and the closing dates to April 10, 2009.  The closing of these lots occurred on April 10, 2009.

Note 4 - Related Party Transactions

A)	Selling, General and Administrative - Affiliates

The expenses presented as selling, general and administrative - affiliates are classified in two ways, expense recovery and overhead recovery.  The expense recovery includes employment costs of management, accounting, professional, development marketing and office personnel employed by NTS Management as well as various non-payroll related operating expenses.

Expense recovery of approximately $30,000, $37,000 and $41,000 accrued to NTS Management or an affiliate during the years ended December 31, 2009, 2008 and 2007, respectively, for employment costs and various non-payroll related operating expenses.  These amounts are reflected in selling, general and administrative - affiliates on the accompanying statements of operations:

	(UNAUDITED)
	2009	2008	2007
Personnel Related Costs
Finance and accounting	$9,000	$14,000	$18,000
Sales and administrative	21,000	23,000	23,000

Total expense reimbursements	$30,000	$37,000	$41,000

Additionally, OLFJV incurs an overhead recovery, which is a reimbursement to NTS Management for overhead expenses attributable to the employees and the efforts of NTS Management, in an amount equal to 3.75% of the project’s gross cash receipts.  For the years ended December 31, 2009 and 2007, overhead recovery incurred was approximately $48,000 and $56,000, respectively.  Overhead recovery incurred for the year ended December 31, 2008 was insignificant.

B)	Accounts Payable and Accrued Expenses Due to Affiliates

As presented in the accompanying balance sheet as of December 31, 2009 and 2008, accounts payable due to affiliates of approximately $4,000 and $31,000, respectively, were due to NTS Development Company and NTS Management for salary and overhead reimbursements.

C)	Notes Payable Due to Affiliates

Notes payable due to affiliates consist of the following:

	(UNAUDITED)
	December 31, 2009	December 31, 2008

Notes payable due to an affiliate, NTS Development Company, bearing fixed interest at 5.34%, payable monthly due June 30, 2010	$21,433	$-

Notes payable due to an affiliate, Residential Management Company, bearing fixed interest at 5.34%, payable monthly due June 30, 2010	100,553	-

	$121,986	$-

NTS Guaranty Corporation
Balance Sheets as of December 31, 2009 and 2008
(UNAUDITED)

	2009	2008
ASSETS:
Cash	$100	$100

Total assets	$100	$100

LIABILITIES:
General liability	$10,000,000	$10,000,000

STOCKHOLDER’S EQUITY:
Common stock, no par value, 100 shares issued and outstanding	10	10
Additional paid-in-capital	10,000,090	10,000,090
Deficit	(10,000,000)	(10,000,000)
	100	100

Less non-interest bearing demand note receivable from the stockholders	(10,000,000)	(10,000,000)

Total liabilities and stockholders’ equity	$100	$100

The accompanying notes to financial statements are an integral part of these statements.

NTS Guaranty Corporation
Statements of Operations for the Years Ended December 31, 2009, 2008 and 2007
(UNAUDITED)

	2009	2008	2007

Guarantee liability	$-	$-	$-

NET LOSS	$-	$-	$-

The accompanying notes to financial statements are an integral part of these statements.

NTS Guaranty Corporation
Notes to Financial Statements
(UNAUDITED)

Note 1 - Organization and Summary of Significant Accounting Policies

A)	Organization

NTS Guaranty Corporation (the “Guarantor”), a Kentucky corporation, was formed in February 1987 and is an affiliate of NTS Corporation.  NTS Corporation is the Sponsor of the NTS Mortgage Income Fund (the “Fund”).  The Guarantor is classified as an “S” Corporation under the Internal Revenue Code.  The balance sheets include all of the assets and liabilities which relate to the Guarantor.  The Guarantor is authorized to issue up to 2,000 shares of common stock with no par value.  There are 100 shares issued and outstanding which were purchased by Mr. J. D. Nichols, Chairman of the Board of Directors of the Sponsor and of the Fund.  In addition, Mr. Nichols has given the Guarantor a non-interest bearing demand note receivable for $10.0 million, the receivable of which is included in additional paid-in capital.  No statements of cash flows are presented, as there are no cash transactions to report during the three years ended December 31, 2009.

B)	Use of Estimates in Preparation of Financial Statements and Consideration of Subsequent Events

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Subsequent events were considered through May 7, 2010, the date of issuance of this report.  Actual results could differ from those estimates.

Note 2 - Commitments

The Guarantor has guaranteed that, at the time that the Fund is liquidated and dissolved, the total distributions the Fund has made to stockholders from all sources during its existence is at least equal to the original capital contributions attributable to the then outstanding shares.  As of December 31, 2009, the original capital contributions attributable to the Fund’s outstanding shares were $63,690,000 and the Fund had paid distributions of approximately $23,141,000.

Any liability of the Guarantor under the guaranty is expressly limited to its assets.  The Guarantor holds a $10.0 million demand promissory note from Mr. J.D. Nichols, personally.  Mr. Nichols is the stockholder of Guarantor and Chairman of the Board of Directors of the Sponsor.  There can be no assurance that Mr. Nichols will, if called upon, be able to honor his obligation to the Guarantor or that the Guarantor will be able to satisfy its obligation under the guaranty.  The Guarantor may in the future guarantee obligations of other third parties including guaranties of obligations owed by our affiliates to other entities.

On August 18, 2009 and December 23, 2009, our mortgage loan was amended. As a condition of the amendments, we and NTS Guaranty Corporation granted our lender an unconditional and continuing guaranty that will secure the payment of the mortgage loan payable. Also on August 18, 2009, we obtained the Section 21A Loan and as a condition to National City Bank entering into the Section 21A (which was further amended on December 23, 2009) Loan, we, along with NTS Guaranty Corporation and Mr. J. D. Nichols, guaranteed the Section 21A Loan.  In the event these guaranties are called upon to repay all or a portion of the mortgage loan, NTS Guaranty’s assets available to satisfy the guaranty to the stockholders would be reduced by the amount actually used to repay the mortgage loan.

The Fund is a finite life entity.  Its organizational documents require it to commence an orderly liquidation by December 31, 2008.  Delaware law, its state of incorporation, provides for a three-year period after the initiation of its liquidation to wind up its affairs and issue final distributions to stockholders.

    In connection with our ongoing review of the status of our properties and progress to liquidation, we have estimated the approximate total distributions which we anticipate making to our stockholders through dissolution.  As part of the current period’s review process we incorporated the analysis provided by an independent third-party concerning Fawn Lake.  As final liquidating distributions are not likely for several years, these estimates may change significantly prior to dissolution. The current estimate, however, reflects a substantial shortfall, which, at this time, we anticipate is unlikely to be recovered prior to the issuance of final liquidating distributions.

Based on the estimate referred to above and the $10.0 million to be provided by the Guarantor, the remaining amount projected to be distributed to the Fund’s stockholders appears to be insufficient to meet the return of capital guaranty to stockholders.

Note 3 - Guaranty Liability

The Fund’s analysis discussed above and updated as of December 31, 2009, as to the approximate total distributions which it anticipates making to its stockholders through dissolution was not estimated to return the original capital contributions attributable to its outstanding shares.  As a result, the estimated distributions the Fund can pay, according to its analysis, are less than the amount of distributions necessary to return the original capital contributions.  We believe it is probable that the guaranty will be called upon and, accordingly, a liability has been recorded for the full amount of $10.0 million.